EXHIBIT 99.1

     Transcript of 4th Quarter Earnings Conference Call on February 26, 2004

TRANSCRIPT

W. P. Carey & Co. LLC (NYSE: WPC)
Fourth Quarter and Year End 2003 Earnings Conference Call
February 26, 2004

Operator
(operator Instructions)

Susan Hyde - W. P. Carey & Co. LLC - Dirctor, IR
Good morning and welcome everyone to our fourth quarter and year end 2003 earnings conference call. Joining us today are W. P.'s Chairman, Bill Carey, CoCEO Gordon DuGan and CFO John Park. Today's call is being simulcast on our website at www.wpcarey.com and will be archived for 90 days. We'll also have a replay available beginning at 100 this afternoon. The telephone number for the replay is 1-800-428-6051, access code 331473. International callers should call 973-709-2089. Before I turn the call over to our President and coCEO, Gordon DuGan, I need to inform you statements made in this earnings call that are not historic fact may be deemed forward-looking statements. Factors that could cause actual results to differ materially from our expectations are listed in our SEC filings. Now I'd like to turn the call over to Gordon.

Gordon DuGan - W. P. Carey & Co. LLC - President and CoCEO

Good morning, everyone. Thank you for joining us this morning. 2003, as you saw from the release was a good year for us. We completed more acquisitions in 2003 than in the prior year, 29 versus 28. Volume, however, was down to roughly 725 million from just over $1 billion. It was our second largest year ever in terms of acquisitions and the reason for the lower volume on more deals is that we did fewer large transactions. We had one in 2003, versus three in 2002 that were greater than $100 million. One of our focuses for this year will be on larger deals, but there does tend to be more competition, and in the current competitive environment, we will only do the deals that we find attractive.

Assets under management and ownership as you see increased 26% to 5.8 billion from 4.6 billion and in terms of the WPC owned portfolio, the occupancy rate ended the year at roughly 97%, up from 93% at the beginning of the year, [Mr. DuGan inadvertently gave erroneous data. The 97% and 93% are incorrect. W. P. Carey had an occupancy rate of 88.3% at year end 2003, as compared to 94.3% at year end 2002. See also correction on page 11.] so we did some good work on the portfolio there. Fund-raising as you also saw was a record high, but interestingly we stopped fund-raising inmid-August, and did not raise money again through the end of the year. The reason for this is simple. We only raised the money that we can prudently invest. It really doesn't matter where you raise capital from, whether it's the public markets, private institutional capital, or private individual investor capital. Fundamentals remain the same. You can only -- you can only raise the money that can you invest prudently and wisely, and we view this as one of the hallmarks of our business that we're willing to have the discipline to shut down our fund-raising if need be to make sure that the investors are getting the returns that they require. We have a record year in fund-raising, our second largest acquisitions year, but we were willing to have the discipline to shut down fund-raising for that period to put the investors first.

Our outlook for this year and going forward is that we're very well-positioned for further growth as companies continue to shed real estate, and turn their capital and their real estate into more productive uses in their core business. Additionally, as economic activity increases we think the demand for capital also increases and that should help our business. Our capital raising has started again and CPA16 is in the market and raising capital today. We're pleased with the progress we're making and we're seeking to raise the funds that will be roughly $1.1 billion of equity capital.

At the same time, we have some caution. This market and this atmosphere reminds us a little of early 1998. There seems to be a giddy enthusiasm for real estate at any price, enormous capital flows, and in my view, not enough differentiation between companies, their teams and their strategies. We've also seen some transactions that seem to be done with overly aggressive assumptions and at least to us the fundamental returns aren't attractive on some of the transactions we've seen. We think that for the real estate and real estate finance-related areas that the key in this environment is to have a disciplined team way focus strategy and a strong franchise. We believe we have that. To highlight again our unique business model, I truly believe we are the best in the world at distributing an income-oriented investment product to both individual and institutional investors alike. We have the best team in the business doing that. We are also in my view, the best in the world at meeting the corporate finance needs of the companies we work with through the sale lease back of the real estate assets. In that sphere we're really what I would consider a special situation investor, where our customized approach, our sophisticated understanding of credit and complicated structures, and the certainty of our execution carry a premium return for our investors. That's what I mean by special situation investor. But with these franchises, we are optimistic about the future, and we believe and hope we'll continue to provide investors with solid growth for our business in 2004 and beyond.

Now I'll turn it over to John, who will go through in greater detail the results for the fourth quarter and the full year. Thank you.

John Park - W. P. Carey & Co. LLC - CFO Thank you, Gordon. Good morning, everyone. As Gordon mentioned earlier, we had a very solid year, in spite of a slightly weaker fourth quarter result, primarily as a result of reduction in investment volume. On the whole, the company fundamentals remain very solid and are reflected in the quarterly and full year results. I'll take you through some of the highlights on the revenues and expenses for the year.

On the revenue side, our managing business continued to generate increasing revenues, in spite of reduction in transaction fees, management revenues increased by 3.8 million dollars. Rental revenues declined for the year, same property rent revenues by about 3.5% in 2003. We expect this trend to continue given the weak real estate market but we believe we made solid progress in solidifying our property portfolio. In addition, we sold about $37 million worth of assets in 2003. Interest and other income increased for the year by approximately $5 million. The largest component of the increase was 2.2 million [indiscernible] payments from GAAP and settlement revenues from Integra and Hallwood. On the expense side, interest expenses decreased slightly. We continue to benefit from lower debt balances and lower interest rates. G&A expenses increased by about $1 million, but after adjusting for reimbursed G&A expenses we incurred on behalf of management -- managed entities our net G&A declined by 4 million for the year. Property expenses increased by about $1.1 million. This is primarily due to expenses of managing our vacant properties.

Bottom line numbers overall net income and FFO went up, while FFO per share declined slightly. We believe that we have faired well in a very challenging environment and that we're very well positioned to take advantage of opportunities as we go forward. Our balance sheet is in great shape, as we have only $26 million of company level debt. Our real estate portfolio has been prudent over the last couple years, and is in good shape, and just as importantly, the portfolios that we manage on behalf of CPA reads continue to perform well. All of them, I expect them to report increases in revenues and net income for 2003. And we continue to perform well for the investors. As [indiscernible] has said many times, we think of ourselves as a stay rich investment, but we keep generating high returns for our investors for 2003, it was 31%, but more importantly, over the last six years since we've become a publicly traded company $100 invested in our company would be worth $250 compared to $120 invested in S&P 500, and about $160 invested in the equity index. While past performance is no assurance of future results, I can promise you that we'll continue to focus on long-term value creation.

Interestingly, our FFO per share would have been up 1% rather than down 1% had it not been for the strong performance of our shares, which resulted in 2% dilution on the outstanding assets and that's the current dilution we don't mind offering. With that I'll turn it over to Bill Carey for concluding remarks.

Bill Carey - W. P. Carey & Co. LLC - Chairman I thank you, John and Gordon, and as a large shareholder, I just want to reaffirm my respect and admiration for my coCEO, Gordon DuGan, and his great team. When I was at Harvard Business School a couple of years ago, I was asked the secret of our success, as the business school students seemed to be quite interested, and I said at the time and I'll repeat it now, the secret of our success is by surrounding myself with people better than I am. We just have an enormously competent group, wonderful, analysts called it brains, we have a tremendously able, young, aggressive, ethical, high type group of people who, I think, whom I believe sincerely will continue to deliver wealth for our investors as we go forward.

Susan Hyde - W. P. Carey & Co. LLC - Dirctor, IR Thank you very much. Now we'd like to turn the call over and open it up to any questions that any of you have.

Q U E S T I O N S A N D A N S W E R S
Operator
Thank you. The question and answer session will begin at this time. If you're using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, please press star one on your push button telephone. If you wish to withdraw your question, please press star 2. Your questions will be taken in the order it is received. Please stand by for the first question. Our first question comes from Robert Nathan with Nathan Capital. Please state your question.

Robert Nathan - Nathan Capital - Analyst
Hello. I was wondering if you could address the increase in the share count. I heard you say that there was a 2% dilution because of the rise in the share price and that's wonderful, but I think the overall dilution year over year from December to December 2003 against 2002 was 7% dilution from 38.8 million -- sorry, from 36.2 million up to 38.8 million at the end of '03, and I'm concerned that the share count is starting to get a little out of control, and if you're not going to be increasing the dividend at a much, at a rate greater than you're doing, would you consider a share buyback? You've said in the past that you were really not going to raise any equity capital, and there seems to be no need to issue any new shares, so why not do a share repurchase, especially since there's so little debt at the company level?

John Park - W. P. Carey & Co. LLC - CFO
Sure, Bob, I think you raised some excellent points. In terms of the share count dilution, there are three components of it. One is the -- one component is the increase in value of the options that translates into additional dilution. That was about 800,000 shares or 2%. The other component that we issued shares through the dividend reinvestment program, which many of the investors are participating in, and in 2003, we also issued some earn-out shares that were tied to performance and total return benchmarks. And we expect the numbers to remain fairly stable. In terms of share buyback or other investment options, that's one option that we can pursue with the balance sheet that we have, and I think that's something that we'll consider, along other options at the board level.

Robert Nathan - Nathan Capital - Analyst

Thank you.


Operator
: Thank you, our next question comes from Scott Svedlac with

AG Edwards.
Scott Svedlac - AG Edwards - Analyst
Could you guys talk about current acquisition trends? I mean, you mentioned the smaller transactions in 2003 versus 2002. That you're hoping to complete a few more larger deals in '04. Can you just kind of comment in terms of what you're seeing, though, in the market?

Gordon DuGan - W. P. Carey & Co. LLC - President and
CoCEO

Well, Scott, I think what we're seeing is an environment where, for our business, on a relative basis, it's pretty good. Because, again, our transactions tend to have, really, a corporate finance-type flavor, where a company has a need, and we're able to customize the transaction. The certainty of closing is an important factor in their decision to do the transaction, and so we feel pretty good about deal flow and the continued desire by companies to shut their real estate, and so there are a lot of positives that are happening there. At the same time, there seems to be record flows of capital to real estate generally, a new IPO every, you know, I don't want to exaggerate, every few days, every week, and there doesn't seem to be a great differentiation, in our view, in terms of whether the team has been executing the strategy for a long period of time, how focused they are, how disciplined they are, and again it reminds me, at least, a little bit of early 1998 in that sense. So I think in an environment where capital is plentiful, we have to be more focused and more disciplined. Again, our positioning and investment opportunities we see are different than conventional real estate opportunities, where a building is put up for auction and whoever pays the highest price goes away the so-called winner. That's not how our investment opportunities come about, and that's not how they're transacted. So I feel relatively good about our ability to run our business in this environment. At the same time, Scott, you're more expert on the capital flows. We are seeing money chasing deals in those situations. We won't get involved, but that's always a warning sign, at least in my mind, and it does seem to have some analogies to early 1998 in terms of flows, and again, the money is not -- it's not particular, those flows are happening with the public real estate markets, on the equity. They're happening in the debt side. They're happening with private flows, both individual and institutional. It's really across the board, so there's no -- you know, there's no one area other than there's just a lot of enthusiasm for real estate, but again, I think we're well positioned. We don't set public acquisition targets because we don't -- we invest the money that we can wisely invest. We don't set ourselves a public target, and then end up spending the money instead of investing it. So we feel good about our position. We do note there's a lot of capital, and you know, the pickup in economic activity is something that we think bodes well for the business.

Scott Svedlac - AG Edwards - Analyst Okay. Do you guys disclose like return expectation, not necessarily expectations but what the returns have been maybe versus the year ago period? We've talked about lower returns that you're seeing. I mean, how do cap rates compare or what you're seeing at least compared to last year at this time?


Gordon DuGan - W. P. Carey & Co. LLC - President and
CoCEO

That's a good question. I don't have those numbers in front of me, Scott, and I can get them and we can make them public. I would say that our view of it is the spread between our cap rates and treasuries is probably fairly similar, and again, we tend to be more of a special situation investor, and we don't like widely auctioned transactions, where we're seeing widely auctioned transactions, there does seem to be some compression of cap rate, but you know, we don't play that game, so I would say the spread -- you know, one thing that everybody does need to keep in mind, the spread between cap rates and treasuries is still relatively attractive. And that's certainly true in our business.

Scott Svedlac - AG Edwards - Analyst
Okay, in terms of same store growth, that was that for the quarter and can you give the components of that?

John Park - W. P. Carey & Co. LLC - CFO
We measure same-store property rental revenues on an annual basis, and it was, as I mentioned before, a decline of 3.5%.

Scott Svedlac - AG Edwards - Analyst
Okay.

John Park - W. P. Carey & Co. LLC - CFO
And primarily due to the fact that any time a lease expires, that it's being replaced as a rental or taking time for us to find a new tenant.


Scott Svedlac - AG Edwards - Analyst How about occupancy? You mentioned 97 versus 93. [The 97% and 93% are incorrect. W. P. Carey had an occupancy rate of 88.3% at year end 2003, as compared to 94.3% at year end 2002. See correction on page 2.]

Gordon DuGan - W. P. Carey & Co. LLC - President and
CoCEO
That's an overall occupancy rate.

Scott Svedlac - AG Edwards - Analyst Do you have for the same-stores?

Gordon DuGan - W. P. Carey & Co. LLC - President and CoCEO I don't have it for the same-store but part of the pruning, some of the sales that we've accomplished were sales of property that, those properties weren't occupied so that helps our occupancy rate on an overall base price.

Scott Svedlac - AG Edwards - Analyst
Do you have your FAD payout for the quarter and the year by chance, your FAD fund payout available for distribution?

John Park - W. P. Carey & Co. LLC - CFO
I think we're below 70%. I think we're below in the 60s in FFO and somewhere in the 70% range for the FAD.

Scott Svedlac - AG Edwards - Analyst
Kind of to touch upon what the other caller talked about, with your FAD payout so low, why not increase the dividend at a slightly, you know, faster pace than what you guys do annually?

Bill Carey - W. P. Carey & Co. LLC - Chairman I'm going to answer that because I'm the largest shareholder. I've not been pushing for large increases in dividends because I believe in being conservative. I like having good coverage of the dividend. There will be times when we probably will be pushed into doing it, but I don't think we need to right now.

Scott Svedlac - AG Edwards - Analyst
Okay, and then the last question is, do you guys intend to comply with the NARI definition with regards to the impairment charges?

John Park - W. P. Carey & Co. LLC - CFO
No, Scott, and I'll tell you why. I believe that some of these changes that NARI have adopted recently are not consistent with what we're trying to tell the investors, just to give you an example, on impairment. If the company actually sells a property and takes a loss, that loss would be excluded from FFO, whereas if the company decides to keep the property and work out of it, takes an impairment charge and that would be a hit to FFO. So to me, all of these factors, whether it's gains, losses, unrealized appreiation or impairment charges should be treated consistently, and I believe that it distorts the company's operations to report it that way, and also, I believe it incentivizes the management team to take actions that are not necessarily in the best interests of shareholders, such as completing a sale to avoid an impairment charge that becomes a hit to the FFO. So I think that we are debating whether FFO is an appropriate measure for our business, and we're actually doing some analysis in terms of what is the most appropriate measure for our business, given that our business is quite different from most of the reads that utilize FFO, and we'll have some definite opinions on how we go forward.

Gordon DuGan - W. P. Carey & Co. LLC - President and CoCEO Scott, as you probably saw, we have over 50% of our revenues now coming from management income, and so what we care about is having a measure for our company. It gives our investors the best economic view of how the company is doing. That's to be continued, if you will. One other thing on the dividend, while our coverages are quite strong, we also think if you look at today's yield environment, the dividend yields that are, that you receive our on our stock are roughly 6%. Looks pretty attractive in an environment where the ten-year treasury's at four and short term rates, federal funds rate is hovering around one. So the dividend is at a pretty nice spread to both long-term rates and short term rates, and we feel comfortable with that.

Scott Svedlac - AG Edwards - Analyst Okay, thank you very much.

Operator
: Thank you, our next question comes from Ben Archer with UBS. Please state your question.

Ben Archer - UBS - Analyst
John, just a quick question going down the revenue line, management income from affiliates looking at the fourth quarter '02 over '03. Pretty significant drop. Can you go into more specifics as to why that number went down as much as it did?



John Park - W. P. Carey & Co. LLC - CFO
Sure, Ben. It's really a result of reduction in investment volume. The fourth quarter of 2002 was a historical quarter. In fact it would have been an historical year. We completed more than $500 million of acquisitions if that quarter. So it really resulted in a huge revenue stream for that quarter. So as we said many times, the timing of transaction fees are going to be lumpy, and that's part of our business and as our asset base grows, the impact on the lumpiness of that revenue stream to our bottom line will be muted, but it's really a historical year, quarter, in 2002 fourth quarter.

Ben Archer - UBS - Analyst
Thank you.

Operator
: Thank you, our next question comes from Norman Hornsby, private investor. Please state your question.

Norman Hornsby - - Private Investor
Good morning.

Gordon DuGan - W. P. Carey & Co. LLC - President and
CoCEO
Good morning.

Norman Hornsby - - Private Investor
As an individual shareholder, I've owned a fair amount of shares of your company, which I greatly admire, since 1997, and your dividend is an important part of my portfolio. I was -- the comments that I've heard is that, based on your current situation, you're not really inclined to raise the dividend, but being that your current dividend payout is approximately in the high 60s, what would be a manageable higher percentage of payout that would be feasible that would not compromise the long-term goals of your company? I know for me, personally, it would enhance shareholder value, and make the stock more attractive in the long run, so I just wanted your opinion based on my particular aspect.

Bill Carey - W. P. Carey & Co. LLC - Chairman This is Bill Carey. My feeling about the long run is that the safety of the dividend is what makes, enhances the value in the long run, rather than the amount of the dividend. Once the dividend begins to creep up to be to in a position where you get a couple of bad quarters or not bad quarters -- things don't close, and then you think well, I'm not covering the dividend enough. I got to cut the dividend, and then you come along and things get better and you close a lot of deals and raise it back up again. That's one way of doing it, but that isn't the way I like to do it, and I think in the long run, we're going to be better off, you and I as shareholders will be better off by having dividends go up modestly until we just basically are pushed because of tax considerations to make it bigger.

Norman Hornsby - - Private Investor
Thank you.

Operator
: Thank you. Ladies and gentlemen, as a reminder, should you have any questions, please press star one at this time. If there are no further questions, I'll turn the conference back to Susan Hyde.

Susan Hyde - W. P. Carey & Co. LLC - Dirctor, IR
Thank you. We'd like to thank everyone for joining us this morning. As always, please teal free to call our Investor Relations department at 1-800-WPCAREY or e-mail at ir@wpcarey.com if you have any questions today or going forward. Thanks and we look forward to speaking with you next quarter.

Gordon DuGan - W. P. Carey & Co. LLC - President and
CoCEO
Thank you very much.

John Park - W. P. Carey & Co. LLC - CFO
Thank you.

Bill Carey - W. P. Carey & Co. LLC - Chairman
Thank you.

Operator
: Ladies and gentlemen, if you wish to access a replay of this call dial 1-080-428-6051 or 973-709-2089, with an ID number of 331473. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.